Exhibit 99.1

Joseph A. Verbrugge Joins Stride, Inc. Board of Directors

Innovative leader brings financial and operational expertise to Stride Board

RESTON, Va.--(BUSINESS WIRE)--July 27, 2022--Stride, Inc. (NYSE: LRN)—a leading provider of innovative, high-quality, and tech-enabled education solutions—is pleased to announce that Joseph A. Verbrugge has been elected to the company’s Board of Directors. Verbrugge will join the Board on August 5, 2022.

Verbrugge is Chief Commercial Officer of Sirius XM Holdings Inc., where he leads all commercial elements, outside of advertising sales, focused on growing subscribers and revenue for the SiriusXM, Pandora and Stitcher brands.

“We’re excited to welcome Joe to Stride’s Board of Directors,” said Nate Davis, Chairman of the Stride, Inc. Board of Directors. “Joe’s leadership experience in marketing, partnership development, strategy, operations and human resources, coupled with his passion for growing new businesses will be a tremendous benefit to Stride and its shareholders as we continue to execute on our mission to transform learning for students of all ages. His diverse background will provide unique perspectives for our innovation, growth, and partnership opportunities.”

Earlier in his career, Verbrugge was a management consultant with The Dealy Strategy Group LLC where he advised senior leaders of media, technology and services companies on strategy, operations and transactions. He currently serves on the board of directors for Sirius XM Canada. He is also on the Board of Advisors for Georgetown University’s McDonough School of Business.

“Without a doubt, access to a high-quality education is critical to helping our nation address its most pressing challenges,” said Verbrugge. “I am honored to join the Board of a company that’s a leading innovator in the education space and is helping thousands of learners reach their college and career potential.”

Verbrugge earned a bachelor of arts degree in political science from the University of Michigan, a Master of Business Administration from the McDonough School of Business at Georgetown University, and a doctoral degree in management studies from the University of Oxford.

About Stride, Inc.

At Stride, Inc. (NYSE: LRN), we are reimagining learning—where learning is lifelong, deeply personal, and prepares learners for tomorrow. The company has transformed millions of people’s teaching and learning experiences by providing innovative, high-quality, tech-enabled education solutions, curriculum, and programs directly to students, schools, the military, and enterprises in primary, secondary, and postsecondary settings. Stride is a premier provider of K-12 education for students, schools, and districts, including career learning services through middle and high school curriculum. For adult learners, Stride delivers professional skills training in healthcare and technology, as well as staffing and talent development for Fortune500 companies. Stride has delivered millions of courses over the past decade and serves learners in all 50 states and more than 100 countries. The company is a proud sponsor of the Future of School, a nonprofit organization dedicated to closing the gap between the pace of technology and the pace of change in education. More information can be found at stridelearning.com, K12.com, galvanize.com, techelevator.com, and medcerts.com.

Contacts

Stride, Inc. Press:
Dana Still
Communications Director
Stride, Inc.
dstill@k12.com